ARTICLES OF ASSOCIATION
of
TORM A/S
CVR no. 22460218
Article 1

1.1	The Company’s name is TORM A/S.

1.2	The Company also carries out business under the secondary names Aktieselskabet of 3. November 1986 (TORM A/S), BWT 3 A/S (TORM NS) and Aktieselskabet Dampskibsselskabet TORM (TORM A/S).

1.3
The objects for which the Company has been established are to carry out business within shipping, chartering and other transport services, to make investments, including in real property, and to carry on such other business as the Board of Directors may deem incidental to the attainment of the said objects. The objects may be attained by ownership in whole or in part, including as shareholder, partner or otherwise of any other business which has one or more of the objects set out above.

Article 2

2.1	The Company’s share capital is DKK 7,280,000.00 divided into shares of DKK 0.01 each or any multiple thereof.

2.2	The share capital has been fully paid up.

Article 3

3.1	The Company’s shares shall be negotiable instruments, and the transferability of the shares shall not be subject to any restrictions.

3.2	The shares shall be issued through VP SECURITIES A/S and/or under an American Depositary Receipt Program (ADR Program).

3.3
The shares shall be issued to bearer, but may be entered in the Company’s register of shareholders in the name of the holder. The Company has appointed VP Investor Services A/S (VP Services A/S), CVR no. 30201183, keeper of the Company’s Register of Shareholders for all shares issued by the Company.

3.4	No share shall confer special rights upon its holder.

3.5	No shareholder shall be obliged to have his shares redeemed.

3.6
When the audited annual report has been adopted by the Company in general meeting, the declared dividend shall be distributed by transfer to the accounts designated by the shareholders in accordance with the rules on VP SECURITIES A/S in force from time to time.

3.7	Any dividend payable to a shareholder which remains unclaimed for three years after the due date shall accrue to the Company.

3.8	The Board of Directors has been authorised by the general meeting to resolve to distribute interim dividend

Article 4

4.1
If previously issued shares have been lost and no application for registration of the shares has been filed with VP SECURITIES A/S, such shares and appurtenant coupon sheets, talons and interim certificates may on the Company’s initiative and at the expense of the applicant be cancelled without judgment in accordance with the statutory rules on this in force from time to time.

Article 5

5.1	The general meetings of the Company shall be held in Region Greater Copenhagen.

5.2	Annual general meetings shall be held every year before the end of April

5.3
Any shareholder shall be entitled to have one or more items included in the agenda for the ordinary general meeting, provided that the shareholder submits a written request to that effect to the Company’s Board of Directors no later than six weeks before the general meeting.

5.4
Extraordinary general meetings shall be held when demanded by the Board of Directors or the auditor elected by the general meeting. Extraordinary general meetings shall be convened within 2 weeks if requisitioned in writing by shareholders holding 5% of the share capital for the purpose of considering specific business.

5.5	General meetings shall be convened with a notice of no more than five weeks and no less than three weeks.

5.6
General meetings shall be convened by notice on the Company’s website www.torm.com, via the Danish Business Authority’s IT system and otherwise in any such manner and form as may at any time be required by the stock exchanges on which the Company’s shares or ADRs (American Depositary Receipts) are listed. Written notice of the meeting shall, however, be given to all shareholders entered in the Company’s register of shareholders and/or to all ADR holders who have registered their holdings with the Company and who have so requested.

5.7
The notice convening the general meeting shall specify the business to be transacted at the meeting. If proposals for amendments to the Articles of Association are to be considered, the essential aspects of the proposal shall be stated in the notice.

Article 6

6.1
On 22 April 2009, the Annual General Meeting resolved to authorise the Board of Directors to i) fix the date for introduction of communication by electronic means pursuant to Articles 6(3) —6(6) below and at the same time to ii) make all necessary amendments to the Articles of Association.

6.2	The Board of Directors shall notify the Company’s shareholders about the date of introduction of communication by electronic means.

6.3
The Company shall be entitled to give any notices to the Company’s shareholders under the Danish Companies Act or these Articles of Association by electronic mail, and documents may be made available or forwarded in electronic form. The annual report and any other notices required to be given to the shareholders by law must, however, always be available in paper version and forwarded to any shareholders having so requested.

6.4
The Management Board will ask all shareholders recorded in the Company’s register of shareholders to provide their current email addresses to which notices etc., cf. Article 6(1) above, may be given. It is the responsibility of the shareholder to provide the Company with a correct and current email address.

6.5	At the discretion of the Board of Directors, the above form of communication may also be used for communication between the Company and the members of the Board of Directors.

6.6	Information on system requirements and the use of electronic communication shall be provided directly to the shareholders by the Company’s Management Board or be published on the

Company’s website.

Article 7

7.1	The agenda for the annual general meeting shall be as follows:

1.	Director’s report on the activities of the Company in the past year

2.	Presentation for adoption of the annual report.

3.	The Board of Director’s proposal for the appropriation of profits or provision for losses in accordance with the adopted annual report.

4.	Election of members to the Board of Directors

5.	Appointment of auditor/auditors.

6.	Any other business and notices.

Article 8

8.1
A shareholder’s right to participate in and vote at general meetings shall be determined on the basis of such shareholder’s holding of shares on the record date, i.e., one week prior to the general meeting. Participation at general meetings is furthermore subject to the shareholder having requested an admission card for the relevant general meeting no later than three days prior to the date of the general meeting. Admission cards are issued to any such person who according to the register of shareholders is registered as a shareholder on the record date or who has duly reported his shareholding to the Company as at the record date for purposes of entry in the register of shareholders.

8.2
The Board of Directors may determine that holders of ADRs as at the record date may attend general meetings, provided that such holders no later than three days before the date of the general meeting have requested an admission card for the relevant general meeting and presented due documentation of their holdings.

8.3	Each share of DKK 0.01 carries one vote.

8.4	Each shareholder shall be entitled to be represented by proxy.

8.5
The proxy holder shall present a written and dated instrument of proxy. Instruments of proxy to the Company’s management shall be granted for a maximum period of 12 months and shall be issued for a specific general meeting with a known agenda.

Article 9

9.1
The Board of Directors shall appoint a chairman to preside the general meeting and decide all matters relating to the transaction of business and the voting, always provided that any voting shareholder may demand that the resolutions put to the vote of the meeting should be decided by poll.

Article 10

10.1	General meetings can only form a quorum provided that at least 1/3 of the share capital is represented.

10.2
Unless otherwise provided by statute or these Articles of Association, all resolutions by the general meeting shall be passed by a simple majority of votes. However, resolutions on (i) increase of the company’s share capital (a) by conversion of debt or (b) without pre-emptive subscription rights for the existing shareholders on a pro rata basis based on their shareholding irrespective of share class or other special rights attached to such new shares or (ii) amendments to subparagraphs (i) or (ii) of this Article 10.2, require that the resolution is adopted by at least 9/10 of all votes cast and share capital represented at the general meeting.

10.3
Any adoption of resolutions for amendment of the Articles of Association, the dissolution or merger of the Company with another company or firm, the use of the Company’s foundation, rejection of the annual report and/or the Board of Directors’ proposal for appropriation of profits, appointment of member(s) of the Company’s Board of Directors requires that at least 3/5 of the share capital is represented at the general meeting and that the resolution is adopted by at least 2/3 of all votes cast, unless any such resolution is proposed by the Company’s Board of Directors. Any resolution for the amendment of the Company’s Articles of Association is further subject to the conditions set out in Sections 106-107 of the Danish Companies Act and the provisions on qualified majority vote set out in Article 10.2 subparagraphs (i) or (ii) above.

10.4
In the event that shareholders have at the annual general meeting decided by simple majority not to adopt the Company’s annual report, the general meeting may, notwithstanding the above, decide by simple majority to submit the annual report for a new audit.

10.5	In the event that a general meeting has been convened for the purpose of adopting a resolution requiring qualified majority and if an insufficient portion of the share capital are represented at such meeting, the Board of Directors shall as soon as possible convene a new general meeting at which the proposal, irrespective of the size of the share capital represented, may, unless 1/3 of the votes represented at the first general meeting voted against the proposal, be adopted by 5/6 of all votes cast at such meeting, however, provided that amendment of Article 10.2 subparagraphs (i) or (ii) may be adopted by 9/10 of all votes casts at such meeting, unless 1/10 of the votes represented at the first general meeting voted against the proposal. Instruments appointing a proxy for the first general meeting shall, unless expressly revoked, be valid also for the second general meeting.

10.6	If a resolution is passed by simple majority in accordance with the second paragraph of this Article, the following shall apply:

In case of equality of votes in connection with the election of members to the Board of Directors, auditor/auditors or liquidators, the matter shall be decided by lot between the relevant persons. A proposal shall otherwise be deemed rejected if an equal number of votes has been cast for and against the proposal.

Article 11

11.1
The proceedings of the general meeting shall be briefly recorded in a minute book authorized by the Board of Directors for this purpose, and the minutes shall be signed by the chairman of the meeting and the members of the Board of Directors present at the meeting.

Article 12

12.1
The Company shall be managed by a Board of Directors made up of a minimum of three and a maximum of eight members elected from among the shareholders by the Company in general meeting. If employee directors have been elected in accordance with the provisions of the Danish Companies Act, such employee directors shall join the Board of Directors in accordance with the rules in force from time to time.

12.2
The members of the Board of Directors elected by the Company at the general meeting shall hold office for a term of two years, however until the annual general meeting in 2014 for the first election period. Any employee director shall hold office for such term as provided for in the Danish Companies Act. No one who has reached the age of 70 may be elected to the Board of Directors. A member shall retire from the Board of Directors no later than at the first annual general meeting after he or she has reached the age of 70.

12.3	Retiring members of the Board of Directors shall be eligible for re-election.

12.4
If, at a general meeting, a shareholder wants to propose a person other than a retiring member of the Board of Directors or if a new member has been proposed by the Board of Directors, notice stating the name of the candidate shall be submitted to the Board of Directors not later than eight days before the general meeting in question.

Article 13

13.1	The Board of Directors shall appoint a managing director to be in charge of the day-to-day management of the Company, and possibly one or more managers.

13.2	The Board of Directors shall be entitled to buy, sell and mortgage real property and ships.

13.3	The Board of Directors shall appoint from among its members a chairman and a deputy chairman to substitute the chairman in his absence.

13.4	The Board of Directors may grant individual or joint power of procuration.

13.5
The Board of Directors shall lay down rules of procedure for the performance of its duties. The Board of Directors shall make its decisions by a simple majority of votes. In case of equality of votes, the chairman shall have the casting vote.

13.6
The members of the Board of Directors shall receive a fixed emolument. The total proposed emolument shall be included in a special note in the annual report and be presented for adoption together with the annual report.

13.7
At the Company’s Annual General Meeting held on 22 April 2009, the shareholders adopted the overall guidelines for the Company’s incentive plan to members of the Management Board and the Board of Directors, cf. s. 69b of the former Danish Companies Act. The guidelines are available at the Company’s website www.torm.com.

13.8	The corporate language is English, cf. Section 126(3)-(4) of the Companies Act.

Article 14

14.1
The Company shall be bound by the joint signatures of three members of the Board of Directors, one of whom shall be the chairman or the deputy chairman, or by the joint signatures of two members of the Board of Directors, one of whom shall be the chairman or the deputy chairman, and the Managing Director.

Article 15

15.1
The annual reports of the Company shall be audited by one or two auditors, at least one of whom shall be a state-authorised public accountant. The auditor/auditors shall be appointed by the Company in general meeting for a term of one year.

Article 16

16.1	The Company’s accounting year shall be the calendar year.

As adopted at the Annual General Meeting held on 23 April 2012 (as completed on 5 November 2012), and amended at the board meeting held on 5 November 2012 and at the Extraordinary General Meeting held on 9 January 2013.

Frantz Palludan, Chairman of the meeting

Note:	These Articles of Association are prepared in both a Danish and an English version. In the event of a conflict between them, the Danish version shall prevail.